EXHIBIT 10.11
February 23, 2007
Henry R. Mandell
14216 Huron Court
Moorpark, California 93021
Dear Henry:
With reference to the employment agreement between you and Spatializer Audio Laboratories, Inc., a Delaware corporation (the “Company”), dated as of January 6, 2006, this letter will ratify and confirm that, prior to June 30, 2006, Section 1 of that agreement was amended in its entirety so as to provide that the term of the employment agreement would end upon the earlier of June 30, 2007 or the date of dissolution of the Company. Except as provided in the preceding sentence, the terms and conditions of your employment agreement have not been modified or amended and remain in full force and effect as of the date hereof.

Very truly yours, SPATIALIZER AUDIO LABORATORIES, INC.
By:

Acknowledge and Agreed as of February 23, 2007:

Henry R. Mandell